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EXHIBIT 11


COMPUTATION OF NET EARNINGS AND SHARES
USED IN ARRIVING AT NET EARNINGS PER SHARE
THREE- AND NINE MONTHS ENDED MARCH 31, 1995


                                                            Primary and Fully Diluted
                                                            -------------------------

                                                Three Months Ended            Nine Months Ended
                                                  March 31, 1995               March 31, 1995
                                                  --------------               --------------
Earnings:
- --------

Net earnings                                        $1,592,766                       3,034,196

Less:  Dividends on preferred stock                        ---                             ---
                                                    ----------                       ---------

Net earnings applicable to common stock             $1,592,766                       3,034,196
                                                    ==========                       =========

Computation of weighted number of
 shares outstanding:
- --------------------

Issued and outstanding 5,450,300;
 weighted average                                    5,450,300                       5,450,233
                                                    ==========                       =========